SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                          ----------------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)1

                         MDSI Mobile Data Solutions Inc.
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                                (Name of Issuer)



                           Common Shares, no par value
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                         (Title of Class of Securities)



                                    55268N100
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                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of This Statement)


Check the Appropriate box to designate the rule pursuant to which this schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)


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     1 The  remainder  of this cover  page  shall be filled out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 55268N100                      13G                   Page 2 of 5 Pages


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1     Name Of Reporting Persons
      I.R.S. Identification Nos. Of Above Persons
      Richard S. Waidmann

      S.S. Or I.R.S. Identification No. Of Above Persons
      Not Applicable
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2     Check The Appropriate Box If A Member Of A
        Group (See Instructions)                                     (a) |_|
                                                                     (b) |_|
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3     SEC Use Only
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4     Citizenship Or Place Of Organization
      United States
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                5     Sole Voting Power
 NUMBER OF            687,250
                ----------------------------------------------------------------
  Shares        6     Shared Voting Power
Beneficially          -0-
                ----------------------------------------------------------------
 Owned By       7     Sole Dispositive Power
   Each               687,250
                ----------------------------------------------------------------
 Reporting      8     Shared Dispositive Power
Person With           -0-
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9     Aggregate Amount Beneficially Owned By Each Reporting Person
      687,250
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10    Check If The Aggregate Amount In Row (9) Excludes Certain Shares
        (See Instructions)

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11    Percent Of Class Represented By Amount In Row 9
      7.9%
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12    Type Of Reporting Person (See Instructions)
      IN
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

CUSIP No.                              13G                     Page 3 of 5 Pages
55268N100
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Item 1  (a).  Name of Issuer:

MDSI Mobile Data Solutions Inc.

Item 1  (b).  Address of Issuer's Principal Executive Offices:

10271 Shellbridge Way
Richmond, British Columbia
Canada V6X 2W8

Item 2  (a).  Name of Person Filing:

Richard S. Waidmann

Item 2  (b).  Address of Principal Business Office or, if None, Residence:

12443 Olive Boulevard
Creve Coeur, Missouri 63141

Item 2  (c).  Citizenship:

United States

Item 2  (d).  Title of Class of Securities:

Common Shares, no par value


Item 2  (e).  CUSIP Number:
55268N100

Item 3.   If this statement is filed pursuant to Rules 13d-1(b),  or 13d-2(b) or
          (c), check whether the person filing is a:

          (a)  |_| Broker or dealer registered under Section 15 of the Act;

          (b)  |_| Bank as defined in Section 3(a)(6) of the Act;

          (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act;

          (d)  |_|  Investment   Company  registered  under  Section  8  of  the
               Investment Company Act;

          (e)  |_|    Investment     adviser    in    accordance    with    Rule
               13d-1(b)(1)(ii)(E);

          (f) |_| Employee benefit plan or endowment plan in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) |_| Parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940:

          (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(j).

|_| If this statement is filed pursuant to Rule 13d-1(c), check this box.

CUSIP No.                              13G                     Page 4 of 5 Pages
55268N100
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Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

          (a)  Amount beneficially owned:

               687,250 shares, including options to acquire 137,450 shares, exercisable within 60 days of December 31, 2000

          (b)  Percent of class:

               7.9%

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote

                     687,250

               (ii)  Shared power to vote or to direct the vote

                     -0-

               (iii) Sole power to dispose or to direct the disposition of

                     687,250

               (iv)  Shared power to dispose or to direct the disposition of

                     -0-

Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class.

          If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable

Item 8.   Identification and Classification of Members of the Group.

          Not applicable

CUSIP No.                              13G                     Page 5 of 5 Pages
55268N100
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Item 9.   Notice of Dissolution of Group.

          Not applicable

Item 10.  Certification.

          Not applicable



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 13, 2001
                           ----------------------------------------------
                                             (Date)


                                      /s/ Richard S. Waidmann
                           ----------------------------------------------
                                           (Signature)


                             Richard S. Waidmann/Senior Vice President &
                                 General Manager, eServices Division
                           ----------------------------------------------
                                           (Name/Title)